AMC NETWORKS INC. REPORTS THIRD QUARTER 2024 RESULTS
New York, NY – November 8, 2024: AMC Networks Inc. ("AMC Networks" or the "Company") (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2024.
Chief Executive Officer Kristin Dolan said: "As we manage this business within a complex and changing environment, we remain focused on our key strategic pillars - programming, partnerships and profitability. During the quarter, we made significant advancements across all three areas. We have generated $293 million of free cash flow year to date and are well on our way to delivering our stated goal of approximately half a billion dollars in cumulative free cash over two years. We also entered into new and enhanced partnerships with major companies like Charter, Netflix, Amazon and others which are driving our company forward as we continue to provide distinctive, high-quality programming to customers across an expanding array of platforms."
Operational Highlights:
•Renewed several major affiliate agreements, including an early renewal with Charter which includes the ad-supported version of AMC+ being bundled to Charter video customers at no additional cost to the customer.
•Launched prior seasons of 13 AMC series on Netflix. Branded "The AMC Collection," the shows delivered strong initial performance on Netflix and viewership and acquisition gains for new seasons on AMC+.
•Continued momentum in FAST with launch of 15 AMC Networks' FAST channels on Amazon Platforms.
•Launched a promotional content sampling arrangement with AMC+ and MGM+, bringing first seasons of nine AMC+ series to MGM+ and first seasons of nine MGM+ series to AMC+, for the next two months.
•Expanding key AMC Studios franchises including start of production of the third season of The Walking Dead: Daryl Dixon and the third series in the Anne Rice Immortal Universe, The Talamasca.
•Completed a transaction with BBC Studios to acquire the remaining 50.1% of the BBC America joint venture, providing 100% ownership and full operational control of the iconic BBC America network, while maintaining a commercial relationship with BBC Studios to support the continued strength of the brand and programming.
Financial Highlights – Third Quarter Ended September 30, 2024:
•Net cash provided by operating activities of $62 million; Free Cash Flow(1) of $54 million, with $293 million generated year to date.
•Operating income of $94 million in the third quarter; Adjusted Operating Income(1) of $131 million, with a margin of 22%.
•Net revenues of $600 million decreased 6% from the prior year. Excluding $20 million of revenues in the prior year related to 25/7 Media (which we divested on December 29, 2023), net revenues decreased 3%.
◦Streaming revenues of $152 million increased 7% from the prior year.
•Diluted EPS of $0.76; Adjusted EPS(1) of $0.91.

Dollars in thousands, except per share amounts	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Net Revenues	$599,614	$636,954	(5.9)%	$1,822,009	$2,033,029	(10.4)%
Operating Income	$93,653	$120,850	(22.5)%	$214,619	$399,855	(46.3)%
Adjusted Operating Income	$131,476	$177,268	(25.8)%	$433,407	$569,808	(23.9)%

Diluted Earnings Per Share	$0.76	$1.44	(47.2)%	$1.21	$5.40	(77.6)%
Adjusted Earnings Per Share	$0.91	$1.85	(50.8)%	$3.27	$6.49	(49.6)%

Net cash provided by operating activities	$62,235	$106,092	(41.3)%	$317,507	$131,139	142.1%
Free Cash Flow	$53,941	$99,150	(45.6)%	$293,255	$102,747	185.4%
(1) See page 5 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income, Adjusted EPS and Free Cash Flow.

Segment Results:
(dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Net Revenues:
Domestic Operations	$530,243	$541,198	(2.0)%	$1,592,760	$1,734,871	(8.2)%
International	73,706	97,598	(24.5)%	239,406	304,974	(21.5)%
Inter-segment Eliminations	(4,335)	(1,842)	(135.3)%	(10,157)	(6,816)	(49.0)%
Total Net Revenues	$599,614	$636,954	(5.9)%	$1,822,009	$2,033,029	(10.4)%

Operating Income (Loss):
Domestic Operations	$129,978	$161,627	(19.6)%	$374,730	$523,645	(28.4)%
International	8,702	7,985	9.0%	(26,484)	10,422	n/m
Corporate / Inter-segment Eliminations	(45,027)	(48,762)	7.7%	(133,627)	(134,212)	0.4%
Total Operating Income	$93,653	$120,850	(22.5)%	$214,619	$399,855	(46.3)%

Adjusted Operating Income (Loss):
Domestic Operations	$150,189	$185,011	(18.8)%	$467,856	$589,205	(20.6)%
International	13,542	13,067	3.6%	56,207	53,390	5.3%
Corporate / Inter-segment Eliminations	(32,255)	(20,810)	(55.0)%	(90,656)	(72,787)	(24.5)%
Total Adjusted Operating Income	$131,476	$177,268	(25.8)%	$433,407	$569,808	(23.9)%

Domestic Operations
Third Quarter Results:
•Domestic Operations revenues decreased 2% from the prior year to $530 million.
◦Subscription revenues decreased 5% to $316 million, primarily due to declines in the linear subscriber universe, partially offset by an increase in streaming revenues.
▪Streaming revenues increased 7% to $152 million driven by year-over-year subscriber growth and price increases.
◦Streaming subscribers increased 5% to 11.8 million as compared to 11.1 million subscribers as of September 30, 2023.
▪Affiliate revenues decreased 13% to $164 million, primarily due to basic subscriber declines.
◦Content licensing revenues increased 31% to $81 million due to availability of deliveries in the period, including deliveries related to AMC branded shows made in the period in connection with the new Netflix content licensing agreement.
◦Advertising revenues decreased 10% to $133 million due to linear ratings declines and a challenging ad market, partly offset by digital and advanced advertising revenue growth.
•Operating income decreased 20% to $130 million.
•Adjusted Operating Income decreased 19% to $150 million, with a margin of 28%. The decrease in Adjusted Operating Income was primarily driven by revenue headwinds in our linear business.

International
Third Quarter Results:
•International revenues decreased 24% from the prior year to $74 million. The prior period included $20 million of content licensing and other revenues related to 25/7 Media, which we divested on December 29, 2023. Excluding revenues related to 25/7 Media, International revenues decreased 6%.
◦Subscription revenues decreased 14% to $49 million, primarily due to the non-renewal of an AMCNI distribution agreement in the U.K. that occurred in the fourth quarter of 2023.
◦Content licensing and other revenues decreased 88% to $3 million due to the sale of our interest in 25/7 Media in December 2023.
◦Advertising revenues increased 16% to $22 million due to new streaming offerings launched in the U.K. and growth in Central and Northern Europe.
•Operating income increased 9% to $9 million.
•Adjusted Operating Income increased 4% to $14 million. The increase in Adjusted Operating Income was primarily driven by advertising revenue growth and favorable corporate allocations. 25/7 Media generated $1 million of AOI in the third quarter of 2023.

Other Matters
BBC America Transaction
On November 1, 2024, the Company closed a transaction with BBC Studios in which the Company acquired the remaining 50.1% of the BBC America joint-venture that it had not previously owned for $42.0 million in cash. The Company now owns 100% of the BBC America business, with full operational control, and will continue to fully consolidate BBC America.
Assuming the transaction had closed on September 30, 2024, $132.9 million of redeemable noncontrolling interest related to BBC America, and reflected on the condensed consolidated balance sheet, would have been eliminated. Additionally, the Company’s future contractual programming commitments to BBC Studios would have been significantly reduced.
Going forward, AMC Networks will no longer be making any related cash distributions to non-controlling interests.
Partial Prepayment of Term Loan A Facility Borrowings
During the third quarter of 2024, the Company repaid $8.1 million of borrowings under the Term Loan A Facility in accordance with the terms of the amended agreement. Additionally, the Company also voluntarily prepaid $35.0 million of borrowings under the Term Loan A Facility.
Stock Repurchase Program & Outstanding Shares
As previously disclosed, the Company's Board of Directors has authorized a program to repurchase up to $1.5 billion of the Company’s outstanding shares of common stock (the "Stock Repurchase Program"). The Stock Repurchase Program has no pre-established termination date and may be suspended or discontinued at any time. During the quarter ended September 30, 2024, the Company did not repurchase any shares. As of September 30, 2024, the Company had $135 million of authorization remaining for repurchase under the Stock Repurchase Program.
As of November 1, 2024, the Company had 32,636,371 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding.
Please see the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, which will be filed later today, for further details regarding the above matters.

Description of Non-GAAP Measures

Internally, the Company uses net revenues, Adjusted Operating Income (Loss), and Free Cash Flow measures as the most important indicators of its business performance and evaluates management’s effectiveness with specific reference to these indicators.

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before share-based compensation expense or benefit, depreciation and amortization, impairment and other charges (including gains or losses on sales or dispositions of businesses), restructuring and other related charges, cloud computing amortization, and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. From time to time, we may exclude the impact of certain events, gains, losses, or other charges (such as significant legal settlements) from AOI that affect our operating performance. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts, and peers to compare performance in the industry. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to Adjusted Operating Income (Loss), please see pages 8-9 of this release.

The Company defines Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of net cash provided by operating activities to Free Cash Flow, please see page 11 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and other charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets; restructuring and other related charges; and the impact associated with the modification of debt arrangements, including gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of earnings per diluted share to Adjusted EPS, please see pages 12-13 of this release.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its third quarter 2024 results. To listen to the call, please visit investors.amcnetworks.com.
About AMC Networks Inc.
AMC Networks (Nasdaq: AMCX) is home to many of the greatest stories and characters in TV and film and the premier destination for passionate and engaged fan communities around the world. The Company creates and curates celebrated series and films across distinct brands and makes them available to audiences everywhere. Its portfolio includes targeted streaming services AMC+, Acorn TV, Shudder, Sundance Now, ALLBLK and HIDIVE; cable networks AMC, BBC AMERICA (which includes U.S. distribution and sales responsibilities for BBC News), IFC, SundanceTV and We TV; and film distribution labels IFC Films and RLJE Films. The Company also operates AMC Studios, its in-house studio, production and distribution operation behind acclaimed and fan-favorite original franchises including The Walking Dead Universe and the Anne Rice Immortal Universe; and AMC Networks International, its international programming business.
Contacts

Investor Relations	Corporate Communications
Nicholas Seibert	Georgia Juvelis
nicholas.seibert@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues, net	$599,614	$636,954	$1,822,009	$2,033,029
Operating expenses:
Technical and operating (excluding depreciation and amortization)	287,746	284,900	840,049	933,590
Selling, general and administrative	191,622	187,232	588,679	567,136
Depreciation and amortization	23,097	28,009	75,416	79,629
Impairment and other charges	—	5,400	96,819	30,282
Restructuring and other related charges	3,496	10,563	6,427	22,537
Total operating expenses	505,961	516,104	1,607,390	1,633,174
Operating income	93,653	120,850	214,619	399,855
Other income (expense):
Interest expense	(45,123)	(38,757)	(121,180)	(115,304)
Interest income	9,303	11,686	27,480	26,944
Loss on extinguishment of debt, net	(352)	—	(105)	—
Miscellaneous, net	8,850	(2,211)	5,153	12,518
Total other expense	(27,322)	(29,282)	(88,652)	(75,842)
Income from operations before income taxes	66,331	91,568	125,967	324,013
Income tax expense	(19,891)	(23,671)	(54,433)	(82,725)
Net income including noncontrolling interests	46,440	67,897	71,534	241,288
Net income attributable to noncontrolling interests	(5,058)	(4,473)	(13,583)	(4,015)
Net income attributable to AMC Networks' stockholders	$41,382	$63,424	$57,951	$237,273

Net income per share attributable to AMC Networks' stockholders:
Basic	$0.93	$1.44	$1.31	$5.42
Diluted	$0.76	$1.44	$1.21	$5.40

Weighted average common shares:
Basic	44,607	43,951	44,381	43,786
Diluted	56,149	44,041	49,038	43,905

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

	Three Months Ended September 30, 2024
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$129,978	$8,702	$(45,027)	$93,653
Share-based compensation expenses	2,608	775	2,393	5,776
Depreciation and amortization	8,695	4,065	10,337	23,097
Restructuring and other related charges	3,454	—	42	3,496
Cloud computing amortization	3,272	—	—	3,272
Majority owned equity investees AOI	2,182	—	—	2,182
Adjusted operating income (loss)	$150,189	$13,542	$(32,255)	$131,476

	Three Months Ended September 30, 2023
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$161,627	$7,985	$(48,762)	$120,850
Share-based compensation expenses	3,494	815	2,069	6,378
Depreciation and amortization	11,536	4,271	12,202	28,009
Restructuring and other related charges (credits)	(783)	(4)	11,350	10,563
Impairment and other charges	5,400	—	—	5,400
Cloud computing amortization	5	—	2,331	2,336
Majority owned equity investees AOI	3,732	—	—	3,732
Adjusted operating income (loss)	$185,011	$13,067	$(20,810)	$177,268

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

	Nine Months Ended September 30, 2024
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$374,730	$(26,484)	$(133,627)	$214,619
Share-based compensation expenses	8,586	2,446	9,276	20,308
Depreciation and amortization	29,522	12,241	33,653	75,416
Restructuring and other related charges	6,385	—	42	6,427
Impairment and other charges	28,815	68,004	—	96,819
Cloud computing amortization	10,103	—	—	10,103
Majority owned equity investees AOI	9,715	—	—	9,715
Adjusted operating income (loss)	$467,856	$56,207	$(90,656)	$433,407

	Nine Months Ended September 30, 2023
	Domestic Operations	International	Corporate / Inter-segment Eliminations	Consolidated
Operating income (loss)	$523,645	$10,422	$(134,212)	$399,855
Share-based compensation expenses	10,133	2,500	7,038	19,671
Depreciation and amortization	35,053	13,944	30,632	79,629
Restructuring and other related charges	3,940	1,642	16,955	22,537
Impairment and other charges	5,400	24,882	—	30,282
Cloud computing amortization	15	—	6,800	6,815
Majority owned equity investees AOI	11,019	—	—	11,019
Adjusted operating income (loss)	$589,205	$53,390	$(72,787)	$569,808

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Capitalization	September 30, 2024
Cash and cash equivalents	$816,377

Credit facility debt (a)	$373,750

10.25% Senior Secured Notes due January 2029	$875,000
4.25% Senior Notes due February 2029	985,010
4.25% Convertible Senior Notes due February 2029	143,750
Senior notes (b)	$2,003,760
Total debt	$2,377,510

Net debt	$1,561,133

Finance leases	15,678
Net debt and finance leases	$1,576,811

	Twelve Months Ended September 30, 2024
Operating Income (GAAP)	$203,176
Share-based compensation expense	26,302
Depreciation and amortization	103,189
Restructuring and other related charges	11,677
Impairment and other charges	163,226
Cloud computing amortization	13,831
Majority owned equity investees	12,302
Adjusted Operating Income (Non-GAAP)	$533,703

Leverage ratio (c)	3.0	x

(a)Represents the aggregate principal amount of the debt, with maturities of Term Loan A (Non-Extended) $90,000 due February 2026, Term Loan A (Extended) $283,750 due April 2028, and undrawn $175,000 Revolving Credit Facility due April 2028.
(b)Represents the aggregate principal amount of the debt.
(c)Represents net debt and finance leases divided by Adjusted Operating Income for the twelve months ended September 30, 2024. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Free Cash Flow (1)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$62,235	$106,092	$317,507	$131,139
Less: capital expenditures	(8,294)	(6,942)	(24,252)	(28,392)
Free Cash Flow	$53,941	$99,150	$293,255	$102,747

Supplemental Cash Flow Information	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Restructuring initiatives (2)	$(2,248)	$(13,084)	$(10,351)	$(101,590)
Distributions to noncontrolling interests	(1,480)	(20,459)	(18,000)	(47,546)

(1) Free Cash Flow includes the impact of certain cash receipts or payments (such as restructuring initiatives, significant legal settlements, and programming write-offs) that affect period-to-period comparability.

(2) Restructuring initiatives includes cash payments of $0.4 million and $2.6 million for content impairments and other exit costs for the three and nine months ended September 30, 2024, respectively, and $1.8 million and $7.7 million for severance and employee-related costs for the three and nine months ended September 30, 2024, respectively. Restructuring initiatives includes cash payments of $9.1 million and $61.3 million for content impairments and other exit costs for the three and nine months ended September 30, 2023, respectively, and $4.0 million and $40.3 million for severance and employee-related costs for the three and nine months ended September 30, 2023, respectively.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands, except per share amounts)
(unaudited)

Adjusted Earnings Per Share
	Three Months Ended September 30, 2024
	Income from operations before income taxes	Income tax expense	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP) (1)	$67,858	$(20,274)	$(5,058)	$42,526	$0.76
Adjustments:
Amortization of acquisition-related intangible assets	7,917	(1,645)	(359)	5,913	0.10
Restructuring and other related charges	3,496	(860)	—	2,636	0.05
Impairment and other charges	—	—	—	—	—
Loss on extinguishment of debt, net	352	(93)	—	259	—
Adjusted Results (Non-GAAP)	$79,623	$(22,872)	$(5,417)	$51,334	$0.91
(1) Includes the required adjustment for interest expense associated with the convertible debt.

	Three Months Ended September 30, 2023
	Income from operations before income taxes	Income tax expense	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$91,568	$(23,671)	$(4,473)	$63,424	$1.44
Adjustments:
Amortization of acquisition-related intangible assets	9,839	(2,291)	(1,329)	6,219	0.14
Restructuring and other related charges	10,563	(2,618)	—	7,945	0.18
Impairment and other charges	5,400	(1,343)	—	4,057	0.09
Loss on extinguishment of debt, net	—	—	—	—	—
Adjusted Results (Non-GAAP)	$117,370	$(29,923)	$(5,802)	$81,645	$1.85

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(in thousands, except per share amounts)
(unaudited)

Adjusted Earnings Per Share
	Nine Months Ended September 30, 2024
	Income from operations before income taxes	Income tax expense	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP) (1)	$127,647	$(54,853)	$(13,583)	$59,211	$1.21
Adjustments:
Amortization of acquisition-related intangible assets	26,081	(5,978)	(2,283)	17,820	0.36
Restructuring and other related charges	6,427	(1,644)	—	4,783	0.10
Impairment and other charges	96,819	(3,801)	(14,616)	78,402	1.60
Loss on extinguishment of debt, net	105	(27)	—	78	—
Adjusted Results (Non-GAAP)	$257,079	$(66,303)	$(30,482)	$160,294	$3.27
(1) Includes the required adjustment for interest expense associated with the convertible debt.

	Nine Months Ended September 30, 2023
	Income from operations before income taxes	Income tax expense	Net (income) loss attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$324,013	$(82,725)	$(4,015)	$237,273	$5.40
Adjustments:
Amortization of acquisition-related intangible assets	30,726	(6,466)	(4,738)	19,522	0.44
Restructuring and other related charges	22,537	(5,395)	(204)	16,938	0.39
Impairment and other charges	30,282	(3,518)	(15,949)	10,815	0.25
Loss on extinguishment of debt, net	605	(147)	—	458	0.01
Adjusted Results (Non-GAAP)	$408,163	$(98,251)	$(24,906)	$285,006	$6.49